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                          [MILESTONE SCIENTIFIC LETTERHEAD]



September 3, 2003



Strider
106 Hart Road
Gaithersburg, MD 20878

Attn: Richard Brown


Dear Richard:

         This will confirm our agreement to pay you commissions for any future sales made by us of products purchased from Da Vinci Systems ("Da Vinci") including the "Nova Cordless Curing Light" (the "Products").

         1. In consideration for your assistance in reaching a distribution agreement between Da Vinci and us, we hereby agree to pay you the following commissions:

               1.1 We will pay 2% of net sales (less returns, discounts and allowances) on all Products purchased from Da Vinci and resold by us directly, or indirectly to dentists, hygienists or other health care professionals providing dental services ("Professional Dental Market"), including sales through distributors, agents or wholesale suppliers.

               1.2 We will pay 5% of net sales (less returns, discounts and allowances) on all Products purchased from Da Vinci and resold by us directly, or indirectly for use in any other market other than the Professional Dental Market, including sales through distributors, agents or wholesale suppliers.

         2. In consideration for your assistance in financing the final development of the whitening head product with Da Vinci and us, we hereby agree to pay you the following:

               2.1 We will pay an additional 2% of net sales on Products purchased from Da Vinci and resold by us directly, or indirectly to dentists, hygienists or other health care professionals providing dental services and 5% of net sales on all Products purchased from Da Vinci and resold by us directly, or indirectly for use in any other market other than the Professional Dental Market until such time as a total amount of $25,500 is attained.

Payments will be made within 30 days following the end of each calendar quarter, with respect to all revenues collected by us from Product sales during the previous calendar quarter.




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[MILESTONE SCIENTIFIC LOGO]


     3. The term of this agreement shall be for seven years beginning on the date hereof.


     4. All notices or other communications given with respect to this agreement shall be in writing and shall be valid and sufficient if dispatched by registered mail, postage prepaid, addressed to the address indicated in this Agreement or to such other address as the addressee shall have theretofore furnished to the addressor as indicated below.

     5. This agreement represents the entire agreement between the parties and may not be changed, amended or modified except by a writing signed by both parties.

     6. In the event of any dispute between us, we agree that it shall be resolved through arbitration in New York under the regulations of the American Arbitration Association, within ninety (90) days following termination of this Agreement. Any award rendered shall be final and conclusive upon the parties. This Agreement shall be construed under the laws of the State of New York.



                                             Very truly yours,

                                             MILESTONE SCIENTIFIC INC.


                                             by: /s/ Leonard Osser
                                                 -----------------
                                             Leonard Osser, CEO


Accepted and agreed to the
8th day of September 2003

Strider
by: /s/ Richard Brown
    -----------------
        Richard Brown